Exhibit 99.2
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO BUYS FUTURE HOME
FOR PLANNED SHREDDER

CRANFORD, NJ, February 18, 2011 – Metalico, Inc. (NYSE AMEX: MEA), a leading regional scrap metal recycler, has purchased a portion of the former Bethlehem Steel/Mittal complex in Western New York, including the abandoned galvanizing mill, from Great Lakes Industrial Development LLC, a Buffalo-based real estate investment group, as the site for a new shredder.

The 44-acre parcel, at the corner of Route 5 and Lake Avenue on the border of the Town of Hamburg and Blasdell, includes a 177,500-square-foot building. Metalico plans to install a heavy-duty 80104 Metal Shredder inside the building, which will still provide ample additional space for other recycling activity. The location is appropriately zoned for the company’s contemplated use and approvals are in place for outdoor storage and processing of scrap metals.

The planned 80” by 104” scrap metal shredder will be powered with a 4,000 hp (2,984 kW) electric motor with an operating speed of 600 RPM, suitable for processing 100 to 120 tons per hour of shreddable scrap. The installation will include a new state-of-the-art downstream separation system to maximize the recovery of valuable non-ferrous products.

Metalico expects to produce 120,000 tons per year of high quality shredded steel scrap by combining feedstock generated from its own yards and material available for purchase in the region. The company looks to satisfy growing demand for shred from electric arc furnace mills, export markets and other consumers.

At current commodity metal prices, the shredder is estimated to generate more than $50 million in annualized sales when it achieves full commercial operation. It is expected to be operational by the end of the year.

Metalico has been operating in Buffalo since 1998 and believes that the market is underserved for shredding capacity. At present more than 2/3 of shreddable scrap regularly leaves the area.

Metalico, with its leading market share, is the largest local generator of scrap tin, light iron and appliances for recycling in the Buffalo region. A portion of its feedstock that currently goes to a company-owned facility in Pittsburgh will be kept local when the new shredder becomes operational.

The company expects to make a capital investment of more than $10 million for the acquisition of the property, plant and support equipment and related improvements for the shredder project. Metalico expects the new facility to generate fifteen to twenty new permanent jobs in addition to construction and installation work. The company also plans to add two more scrap buying centers in the area to better supply the shredder and to be less reliant on traditionally more expensive third-party feedstock.

Metalico’s investment represents the continuing growth of its commitment to upstate New York, where it already maintains ferrous and non-ferrous scrap recycling operations at its locations in Buffalo, Niagara Falls, Lackawanna, Jamestown, Rochester and Syracuse. It also owns scrap yards in western Pennsylvania and northeastern Ohio.

Metalico President and Chief Executive Officer Carlos E. Agüero said, “the Galvanizing Mill site is a perfect location for our expansion of services in Upstate New York. We expect the shredder will also draw feed from our other facilities, consistent with our strategy of penetrating geographically contiguous markets and benefiting from intercompany and operating synergies that are available through consolidation.”

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. Metalico currently operates twenty-six recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations.  These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts.  Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements.  Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  All statements other than statements of historical fact are statements that could be forward-looking statements.  Metalico assumes no obligation to update the information contained in this news release.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

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